EXHIBIT 10.A

EXECUTIVE OFFICER PAY CONTINUATION POLICY

I.          INTENT
To provide for salary and benefit continuation for Executive Officers of Viad upon their involuntary, not for cause termination.

II.        POLICY
1.   Executive Officers released for reasons other than cause will be provided salary and benefit continuation based on their length of service:

(a)	An Executive Officer with less than seven years of service will receive six months of pay.

(b)	An Executive Officer with seven or more years of service will receive one month of pay for each year of service, to a maximum of 12 months.

2.	Continuation pay will be issued to the Executive Officer in the same payroll manner as active employees.

3.	Continuation benefits will include medical, dental, vision, life and voluntary accidental death & dismemberment benefits that were in effect upon termination. The Executive Officer will be responsible for payment of the employee contribution for each of these benefits.

4.	The Executive Officer will continue to accrue pension credits, as applicable, and may make 401(k) contributions during the period of pay continuation. Viad will continue to contribute to the Executive Officer’s 401(k) and supplemental 401(k), if applicable, account(s) during the period of pay continuation.

5.	Company-provided out placement services will be available to the individual for assistance in making a smooth transition to a new company or career pursuit during the period of pay continuation. If the officer secures employment prior to the termination of the pay continuation period, the out placement service benefit will cease on the last day of the month in which he or she commences new employment.

6.	All benefits will cease and the remainder of any salary continuation payments will be paid (in a lump sum, at the discretion of Viad) if the Executive Officer secures employment prior to the termination of the pay continuation period. All continuation benefits will cease on the last day of the month in which the Executive Officer commences new employment.

7.	Upward or downward adjustments to payments or benefits under this policy may be made only upon the recommendation of the President & Chief Executive Officer of Viad and approval by the Human Resources Committee of Viad.

8.	The terms of any written agreement approved by the Board of Directors of Viad shall supersede the terms of this policy to the extent of any conflicting, contrary or additional terms contained in such written agreement.

III.        RELEASE
All payments and other benefits to be provided under this policy will be subject to execution and delivery by the Executive Officer of a General Release containing a release of all claims against Viad, a covenant not to sue, a non-competition covenant and a non-disparagement agreement, in form and substance satisfactory to Viad.